As Filed Pursuant to Rule 424(b)(7)
Registration No. 333-141914

PROSPECTUS SUPPLEMENT NO. 11
(To Prospectus dated April 5, 2007)

$575,000,000
Aggregate Principal Amount
of
3.80% Convertible Senior Notes due 2027
and
Common Shares of Beneficial Interest Issuable Upon Conversion
Thereof
of
Hospitality Properties Trust

This prospectus supplement supplements information contained in the prospectus dated April 5, 2007 covering resales by selling securityholders of our 3.80% Convertible Senior Notes due 2027, or the notes, and our common shares of beneficial interest, or common shares, issuable upon conversion of the notes.  This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto.   This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus.  The terms of the notes and the common shares are set forth in the prospectus.

Investing in the notes and the common shares into which the notes are convertible involves risks.  See “Risk Factors” beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference into the prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2008.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 67 through 68 of the prospectus, as such table has been previously supplemented and updated by previous prospectus supplements.  Where the name of a selling securityholder identified in the table below appears in the table in the prospectus or the earlier prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or the earlier prospectus supplements.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the number of common shares into which those notes are convertible.  Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common shares.

We have prepared the table below based on information received from the selling securityholders on or prior to March 31, 2008.  However, any or all of the notes or common shares listed below may be offered for sale pursuant to the prospectus by the selling securityholders from time to time.  Accordingly, no estimate can be given as to the amount of notes or number of common shares that will be held by the selling securityholders upon consummation of any sales.  In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes.  Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Common Shares Beneficially Owned Prior to the Offering		Number of Common Shares Being Offered Hereby(2)	Number of Common S hares to be Owned After Completion of the Offering	Percentage of Common Shares Outstanding(1)
Bayerische Hypo-und Vereinsbank AG(3)	$6,250,000	$6,250,000	0	0		123,761	0	0
All other holders of notes or futuretransferees of such holders(4)	$18,967,000	$18,967,000	0	0	(5)	(6)	0	0

(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.

(2)
Represents maximum number of common shares issuable upon conversion of notes by a named selling securityholder at an initial conversion rate of 19.8018 common shares per $1,000 principal amount of notes (subject to adjustment under certain circumstances—see “Description of Notes—Conversion Rights” in the prospectus).

(3)	Carsten Richter exercises voting and investment power over the securities beneficially owned by Bayerische Hypo-und Vereinsbank AG.

(4)	Information concerning other selling securityholders will be set forth in additional prospectus supplements to the prospectus, if required.

(5)
Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any of our common shares other than common shares issuable upon conversion of the notes at the initial conversion rate.

(6)
A maximum of 5,000,000 common shares have been registered for resale upon conversion of the notes.  Amounts in the table above may add up to more than 5,000,000 but in no event will we issue more than 5,000,000 common shares for resale under the prospectus, as supplemented.  We do not anticipate issuing more than an aggregate of 5,000,000 shares in connection with conversions of the notes due to our ability to settle a portion of the conversions in cash.  See “Description of Notes-Conversion Settlement” in the prospectus.